EXHIBIT 5.1

                               OPINION OF COUNSEL




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                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                                900 Third Avenue
                            New York, New York 10022



                                                        May 15, 2002


Warrantech Corporation
150 Westpark Way
Euless, Texas  76040

                     Re: Registration Statement on Form S-8

Gentlemen:

      We have examined the Registration Statement to be filed by you with the Securities and Exchange Commission on or about May 15, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 200,000 shares of your Common Stock reserved for issuance under the 1996 Short Term Incentive Compensation Bonus Program, as amended (as amended, the "Program") (collectively, the "Shares"). As counsel for Warrantech Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Program.

      It is our opinion that, when issued and sold in the manner referred to in the Program and pursuant to the respective agreements which accompany each grant under the Program, the Shares will be legally and validly issued, fully paid and non assessable.

      We consent to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.


                                Very truly yours,

                                TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT LLP


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